SCHEDULE 14A INFORMATION

        Proxy Statement Pursuant to Section 14(a) of the Securities
                            Exchange Act of 1934

Filed by the Registrant [x]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ] Preliminary Proxy Statement
[x] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material pursuant to Rule 14a-11(c) or Rule 14a-12

                           LA-Z-BOY CHAIR COMPANY
              (Name of Registrant as Specified In Its Charter)

                           LA-Z-BOY CHAIR COMPANY
                 (Name of Person(s) Filing Proxy Statement)


Payment of Filing Fee (Check the appropriate box):
[x] $125 per Exchange Act Rules 0-11(c)(1)(ii),14a-6(i)(1), or 14a-6(j)(2).
[ ] $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).
[ ] Fee computed on table below per Exchange Act Rules
    14a-6(i)4 and 0-11.

    1)  Title of each class of securities to which transaction applies:

    2)  Aggregate number of securities to which transaction applies:

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*

    4)  Proposed maximum aggregate value of transaction:

 * Set forth the amount on which the filing fee is calculated and state how it was determined.
[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:

    2) Form, Schedule or Registration Statement No.:

    3) Filing Party:

    4) Date Filed:

                             LA-Z-BOY CHAIR COMPANY

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of                                        Monroe, Michigan
La-Z-Boy Chair Company:                                          June 30, 1995

      Notice is hereby given that the annual meeting of shareholders of La-Z-Boy Chair Company will be held at the La-Z-Boy Chair Company Auditorium, 1314 North Telegraph Road, Monroe, Michigan, on Monday, July 31, 1995 at 11:00 o'clock A.M. Eastern Daylight Time for the following purposes:

            (1) To elect four (4) directors of the Company to three year terms expiring in 1998.

            (2) To transact such other business as may properly come before the meeting or any adjournments thereof.

      A copy of the Annual Report, containing the financial statements of the Company for the year ended April 29, 1995, is enclosed herewith.

      Only shareholders of record at the close of business on June 23, 1995 will be entitled to notice of, and to vote at, the meeting.

      Shareholders, whether planning to attend in person or not, are urged to date, sign and return the enclosed proxy in the accompanying envelope, to which no postage need be affixed if mailed in the United States. Even though you sign and return the proxy, you may vote your shares in person by revoking the proxy at the meeting.


                                            BY ORDER OF THE BOARD OF DIRECTORS

                                            Gene M. Hardy, Secretary

                                                              Monroe, Michigan
                                                                 June 30, 1995

                               PROXY STATEMENT

     The following statement is furnished in connection with the solicitation of proxies by the Board of Directors of La-Z-Boy Chair Company to be used at the annual meeting of shareholders to be held on Monday, July 31, 1995 and at any adjournments thereof. The meeting will be held at the La-Z-Boy Chair Company Auditorium, 1314 North Telegraph Road, Monroe, Michigan. The Board of Directors knows of no business which will be presented to the meeting other than the matters referred to in the accompanying Notice of Annual Meeting. However, if any other matters are properly presented to the meeting, it is intended that the persons named in the proxy will vote upon the same and act in accordance with their judgment. Shares represented by properly executed proxies in the form accompanying this proxy statement will be voted at the meeting in the manner specified therein. If no instructions are specified in the proxy, the shares represented thereby will be voted for the election of the director nominees referred to under Proposal 1 on page 4. A proxy may be revoked at any time insofar as it has not been exercised by executing and returning a later proxy or by giving notice to the Company in writing or in the open meeting. The Company's principal executive office is located at 1284 North Telegraph Road, Monroe, Michigan 48162.

     As of June 23, 1995, there were 18,450,344 shares of the Common Stock, $1.00 par value, of the Company ("common shares") issued and outstanding. Each common share is entitled to one vote on each matter to be presented at the meeting. Only shareholders of record at the close of business on June 23, 1995 will be entitled to vote at the meeting. There were no shares of preferred stock issued and outstanding at the close of business on June 23, 1995.

                   STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     Under rules adopted by the Securities and Exchange Commission, a person is deemed to be the beneficial owner of the Company's common shares if he or she has or shares the right to vote the shares or if he has or shares the investment power over such shares. There may be, therefore, more than one beneficial owner with respect to any share or group of shares. A person may also be deemed to be the beneficial owner if he is the settlor of a trust with a right to revoke the trust and regain the shares or has the power to acquire shares by means of outstanding options or rights to convert other securities into common shares.

     The following information is furnished in compliance with these rules with respect to security ownership of each person known to the Company to beneficially own more than 5% of the Company's common shares as of June 23, 1995, based in each case on data provided by such person.

                                   TABLE I

     Name and Address                       Amount and Nature of      Percent
   of Beneficial Owner                      Beneficial Ownership      of Class
 ----------------------                    ----------------------    ----------
Edwin J. Shoemaker
   8 Sylvan Drive
   Monroe, Michigan  48162.................       1,015,528(1)           5.504%

Monroe Bank & Trust
  Monroe, Michigan  48161..................       5,070,140(2)          27.480%

Mitchell Hutchins Institutional Investor Inc.
   New York, NY  10019   ..................       1,477,100(3)           8.006%
__________

(1) Mr. Shoemaker beneficially owns and is the donor of a revocable trust which holds 1,015,528 shares.

(2) Monroe Bank & Trust is the trustee of a number of revocable and irrevocable trusts under which it, under certain conditions, has sole or shared voting power over the above-mentioned shares. It may in certain instances have sole or shared investment power with respect to such shares. The shares referred to above include the shares identified in footnote (1) above as being beneficially owned by Mr. Shoemaker, since Monroe Bank & Trust is the trustee of his trust.

(3) Based on information contained in the named shareholders' Schedule 13G dated February 13, 1995, filed pursuant to the Securities and Exchange Act of 1934 and based on information delivered to the Company by the named shareholder in June 1995. The Schedule states that Mitchell Hutchins Institutional Investor Inc. has shared voting and investment powers over all the shares reported above and the shares were acquired for investment.

               Stock Ownership of Directors and Executive Officers

     The following table sets forth information as to the common shares beneficially owned as of June 23, 1995 by each director and each executive officer of the Company, based in each case on data provided by such person.

                                    TABLE II

                                              Amount and Nature of    Percent
     Name                                     Beneficial Ownership    Of Class
    ------                                   ----------------------  ----------
Edwin J. Shoemaker .....................               1,015,528 (1)    5.504%
Charles T. Knabusch ....................                 717,507 (2)    3.888%
Lorne G. Stevens .......................                  29,202 (3)     .158%
Frederick H. Jackson ...................                 246,763 (4)    1.337%
Gene M. Hardy ..........................                 176,706 (5)     .958%
Patrick H. Norton ......................                  55,515 (6)     .301%
Warren W. Gruber .......................                   3,200 (7)     .017%
David K. Hehl ..........................                   7,630 (8)     .041%
John F. Weaver .........................                 158,700 (9)     .860%
Rocque E. Lipford ......................                   3,500 (10)    .019%
James W. Johnston ......................                 321,450 (11)   1.742%
Charles W. Nocella .....................                  23,739 (12)    .129%
All Directors and Executive Officers
  As A Group (12) ......................               2,339,440       12.680%
__________
(1)  See footnote 1 to Table I.

(2) Mr. Knabusch owns 202,455 shares of record and beneficially. He has options to purchase 70,832 shares which are exercisable within 60 days of June 23, 1995. His wife owns 74,720 shares individually and as a trustee for their children. He is also one of the members of the advisory committee of an irrevocable trust holding 229,500 shares and as such has shared voting and investment powers with respect to such shares. In addition, he has shared investment power as a member of the Investment Committee under the Company's Employees' Profit Sharing Plan which holds 140,000 shares. He may be deemed to own all of such shares beneficially.

(3) Mr. Stevens owns 12,700 shares of record and beneficially and his wife owns 16,502 shares of record and beneficially.

(4) Mr. Jackson owns 93,613 shares of record and beneficially and his wife owns 800 shares of record and beneficially. He has options to purchase 12,350 shares which are exercisable within 60 days of June 23, 1995. In addition, he has shared investment power as a member of the Investment Committee under the Company's Employees' Profit Sharing Plan which holds 140,000 shares. He is deemed to own all of such shares beneficially.

(5) Mr. Hardy owns 20,011 shares of record and beneficially and he has options to purchase 4,252 shares which are exercisable within 60 days of June 23, 1995. His wife owns 12,443 shares of record and beneficially.
In addition, he has shared investment power as a member of the Investment Committee under the Company's Employees' Profit Sharing Plan which holds 140,000 shares. He is deemed to own all of such shares beneficially.

(6) Mr. Norton owns 37,190 shares of record and beneficially and his wife owns 5,975 shares. He has options to purchase 12,350 shares which are exercisable within 60 days of June 23, 1995.

(7) Mr. Gruber owns 3,100 shares of record and beneficially. His wife owns 100 shares of record and beneficially.

(8) Mr. Hehl owns 5,101 shares of record and beneficially. His wife owns 1,872 shares individually and their three sons own 657 shares of record and beneficially.

(9) Mr. Weaver owns 3,100 shares of record and beneficially and his wife owns 15,600 shares. In addition, he has shared investment power as a member of the Investment Committee under the Company's Employees' Profit Sharing Plan which holds 140,000 shares. He is deemed to own all of such shares beneficially.

(10) Mr. Lipford owns 2,700 shares of record and beneficially. His wife owns 800 shares of record and beneficially.

(11) Mr. Johnston owns 268,465 shares of record and beneficially and his wife owns 52,985 shares of record and beneficially.

(12) Mr. Nocella owns 8,404 shares of record and beneficially and his wife owns 11,685 shares. He has options to purchase 3,650 shares which are exercisable within 60 days of June 23, 1995.

                       COMPLIANCE WITH SECTION 16(A) OF THE
                          SECURITIES EXCHANGE ACT OF 1934

Section 16(a) of the Exchange Act requires the Company's executive officers and directors, and persons who own more than 10% of the Company's Common Stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC") and the New York Stock Exchange. Executive officers, directors and greater than ten percent stockholders are required by SEC regulations to furnish the Company with all copies of Section 16(a) forms they file. Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that during the fiscal year ended April 29, 1995, all filing requirements were complied with in a timely fashion.

                       PROPOSAL 1:  ELECTION OF DIRECTORS

     The Company's Board of Directors is divided into three classes, one consisting of three directors and two consisting of four directors. Directors serve for three-year, staggered terms, such that the terms of office of directors comprising one of the classes expires each year. This year, four directors are to be elected, to serve until the Company's annual meeting of shareholders in 1997 or until their successors are elected and qualified.

     Pursuant to applicable Michigan corporate law, assuming the presence of a quorum, directors will be elected at the meeting from among those persons duly nominated for such positions by a plurality of votes cast by holders of the Common Stock who are present in person, or represented by proxy, and entitled to vote at the meeting. Thus, for this year, those nominees who receive the highest through fourth-highest numbers of votes for their election as directors will be elected, regardless of the number of votes which for any reason, including abstention, withholding of authority, or broker non-vote, are not cast for the election of such nominees.

     The Board's nominees for election as directors are the four current directors whose terms expire with the 1995 annual meeting. In the absence of other instruction, the persons named in the accompanying form of proxy intend to vote in favor of these four nominees (or, if any such nominee should become unable or unwilling to serve, which is not presently anticipated, for such substitute nominee as is designated by the Board). The tables which follow provide background information concerning each of the Board's nominees and each other director of the Company whose term of office will continue beyond the 1995 annual meeting, and each executive officer who is not also a director.

       NOMINEES FOR DIRECTOR FOR THREE YEAR TERM EXPIRING JULY, 1998

                          Director             Business Experience
     Name            Age   Since             and Other Directorships
     ----            ---  --------           -----------------------
Edwin J. Shoemaker    88    1941        Mr. Shoemaker has been Vice Chairman
                                        of the Board and Executive and
                                        Executive Vice President of
                                        Engineering for more than five years.

Gene M. Hardy         58    1982        Mr. Hardy has been Secretary and
                                        Treasurer of the Company for more
                                        than five years.

David K. Hehl         48    1977        Mr. Hehl has been a partner in the
                                        public accounting firm of Cooley Hehl
                                        Wohlgamuth & Carlton PLLC, for
                                        more than five years.

Rocque E. Lipford     56    1979        Mr. Lipford has been a principal
                                        partner in the law firm of Miller,
                                        Canfield, Paddock and Stone, P.L.C.,
                                        since January 1994 and previously was
                                        a partner of Miller, Canfield, Paddock
                                        and Stone for more than five years.

             MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE

                          Director               Business Experience
      Name           Age   Since               and Other Directorships
      ----           ---  --------             -----------------------
Charles T. Knabusch   55    1970        Mr. Knabusch has been Chairman of the
                                        Board and President of the Company for
                                        more than five years.

John F. Weaver        78    1971        Mr. Weaver has been Executive Vice
                                        President and a Director of Monroe Bank
                                        & Trust for more than five years.

Frederick H. Jackson  67    1971        Mr. Jackson has been Vice President
                                        Finance for more than five years.

Lorne G. Stevens      67    1972        On April 30, 1988, Mr. Stevens retired
                                        from the Company as Vice President of
                                        Manufacturing, a position he held for
                                        more than five years.

Patrick H. Norton     73    1981        Mr. Norton has been Senior Vice
                                        President, Sales and Marketing for more
                                        than five years.

Warren W. Gruber      74    1981        Mr. Gruber has been President and Chief
                                        Operating Officer and a Director of
                                        Gruber Valu-World for more than five
                                        years.

James W. Johnston     56    1991        Mr. Johnston has been a self-employed
                                        financial and business consultant for
                                        more than five years.  He was appointed
                                        a Director in January 1991.

                          NON-DIRECTOR EXECUTIVE OFFICERS

       Name            Age                  Business Experience
       ----            ---                  -------------------
Charles W. Nocella      63               Vice President of Manufacturing for
                                         more than five years

                         BOARD OF DIRECTORS AND COMMITTEES

     Edwin J. Shoemaker and Charles T. Knabusch may be deemed to be persons who are in control of the Company.

     During the Company's fiscal year ending April 29, 1995, the Board of Directors held eleven meetings. Each director attended 100% of the total number of meetings of the Board and of all committees on which he served. All directors are in regular touch with the Company's affairs. Employee directors receive a fee of $250 for each meeting of the Board of Directors attended. Non-employee directors receive an annual retainer of $12,000 and a fee of $400 for each Board meeting and for each committee meeting attended.

     In addition, each non-employee director receives an initial grant of 30-day options on 1,500 common shares of Restricted Stock upon election to the Board and a subsequent annual grant at the beginning of each fiscal year of 30-day options on 200 common shares of Restricted Stock. Such grants are made pursuant to the La-Z-Boy Chair Company Restricted Stock Plan for Non-Employee Directors approved by the shareholders effective September 1, 1989. The Plan contemplates a present sale of the optioned shares at 25% of market value, but provides restrictions on the transfer or other disposition of the shares by the non-employee director during the restricted time, which expires upon the earliest to occur of the following events: death or disability, retirement from the Board, change of control, or termination of the participant's service as a director with the consent of a majority of the Company's employee members of the Board, all as defined in the Plan.

     The Board of Directors has an Audit Committee and a Compensation
Committee.

     The Audit Committee, which held two meetings during the fiscal year, consists of Mr. Hehl, Chairman, and Messrs. Weaver, Gruber, Stevens and Lipford, all of whom are non-employee Directors. The functions of the Audit Committee are to recommend to the Board of Directors the firm of independent accountants to serve the Company each fiscal year, to review the scope, fees and results of the audit by independent accountants and to review the adequacy of the Company's system of internal accounting controls and the scope and results of internal auditing procedures.

     The Compensation Committee, which held four meetings during the fiscal year, consists of Mr. Weaver, Chairman, and Messrs. Hehl, Gruber and Lipford, all non-employee directors. The functions of the Compensation Committee include recommending to the Board of Directors remuneration of the officers of the Company, recommending to the Board of Directors remuneration of the members of the Board and of the Board Committees, and the administration of the Company's executive incentive compensation and stock option plans.

     The Board of Directors has no nominating committee. Nominations for Director are considered by the entire Board.

                             EXECUTIVE COMPENSATION

     The following table summarizes the compensation paid to or earned by the Chief Executive Officer and each of the Company's four other most highly compensated executive officers (the "named executives") during the last three fiscal years.

                                           SUMMARY COMPENSATION TABLE
                                                                                 Long-Term
                          Annual Compensation                                   Compensation
- --------------------------------------------------------------------      --------------------
                                                                           Awards    Payouts
                                                                          --------- ----------
                                                                          Incentive Long-Term
                                                                           Stock    Incentive
                                                        Other Annual       Option      Plan      All Other
Name and Principal                 Salary(1)  Bonus(2)  Compensation       Grants    Payouts   Compensation(4)
      Position              Year       $         $           $               #          $             $
- ------------------          ----   ---------  --------  ------------      --------- ---------- ---------------
Charles T. Knabusch         1995    398,656    163,921       0             20,232    343,375(3)    75,142
Chairman of the Board       1994    386,625    264,046       0             22,500       0          70,913
President and Chief         1993    377,550    198,056       0             24,400       0          67,206
Executive Officer

Edwin J. Shoemaker          1995    131,340     38,721       0                0         0          23,426
Vice Chairman and           1994    127,345     62,373       0                0         0          17,347
Executive Vice President    1993    124,350     45,030       0                0         0          16,229
of Engineering

Frederick H. Jackson        1995    245,573     82,259       0              8,640     148,625(3)   46,836
Vice President Finance      1994    238,250    132,503       0              9,600       0          44,147
and Chief Financial         1993    232,550     97,180       0             10,500       0          41,055
Officer

Patrick H. Norton           1995    245,573     82,259       0              8,640     148,625(3)   46,819
Senior Vice President       1994    238,250    132,503       0              9,600       0          44,504
Sales & Marketing           1993    232,550     97,180       0             10,500       0          41,921

Charles W. Nocella          1995    154,140     52,216       0              4,140      71,750(3)   30,244
Vice President of           1994    149,650     84,111       0              4,600       0          28,566
Manufacturing               1993    146,050     61,688       0              5,000       0          26,645
__________

(1) Includes, where applicable, amounts electively deferred by a named executive under the Company's Matched Retirement Savings Plan, which is a so-called "401(k)" plan, and directors' fees paid to the named executives, where applicable, for attendance at La-Z-Boy Chair Company Board of Directors' meetings.

(2) Allocated to named executives for the applicable fiscal year under the Company's Executive Incentive Compensation Plan.

(3) Amount reported represents the aggregate closing market price on date of grant (June 9, 1995) of shares of common stock awarded to the named executive under the Company's 1993 Performance-Based Stock Plan in light of performance goals achieved for the three-year Performance Period ended April 29, 1995.

(4) The amounts in this column include amounts allocated for the named executives to the Supplemental Executive Retirement Plan (SERP), earnings credited under the SERP, and Company matching contributions in the form of Company stock to the Matched Retirement Savings Plan. Set forth below is a breakdown of the totals contained in the Table for fiscal 1995:

Amounts allocated to the Supplemental      Earnings credited on supplemental
Executive Retirement Plan of the           retirement balances under the
Company were as follows:                   Company's Supplemental Executive
                                           Retirement Plan were as follows:

                            1995                                     1995
                           ------                                   ------
Charles T. Knabusch       $59,386          Charles T. Knabusch     $14,411
Edwin J. Shoemaker         19,288          Edwin J. Shoemaker        4,138
Frederick H. Jackson       36,423          Frederick H. Jackson      8,897
Patrick H. Norton          36,423          Patrick H. Norton         8,840
Charles W. Nocella         23,121          Charles W. Nocella        5,574



Contributions under the Company's
Matched Retirement Savings Plan
were as follows:

                            1995
                           ------
Charles T. Knabusch       $ 1,345
Edwin J. Shoemaker           -0-
Frederick H. Jackson        1,516
Patrick H. Norton           1,556
Charles W. Nocella          1,549

     The following table shows all stock options granted to each of the named executive officers of the Company during fiscal year 1995 and the potential realizable value of the grants assuming stock price appreciation rates of 5% and 10% over the five-year term of the options.

                                           OPTION GRANTS IN LAST FISCAL YEAR
                                                                                Potential Realizable Value at
                                                                              Assumed Annual Rates of Stock Price
                                  Individual Grants (1)                       Appreciation for Option Terms ($)(2)
                      --------------------------------------------------  --------------------------------------------
                                                                                5% Per Year          10% Per Year
                                 % of Total                               --------------------   ---------------------
                      Options  Options Granted   Exercise or                Price    Aggregate     Price     Aggregate
                      Granted   To Employees     Base Price   Expiration  Per Share    Value     Per Share     Value
        Name            (#)     In Fiscal Year     ($/SH)        Date      ($/SH)       ($)       ($/SH)        ($)
- -------------------   -------- ---------------   -----------  ----------  ---------  ---------   ---------   ---------
Charles T. Knabusch     20,232       17.70         29.70       08/09/99    37.9056     766,906      47.8321     967,739
Edwin J. Shoemaker       -0-          -0-           -0-         N/A          -0-       -0-            -0-        -0-
Frederick H. Jackson     8,640        7.56         27.00       08/09/99    34.4596     297,731      43.4834     375,697
Patrick H. Norton        8,640        7.56         27.00       08/09/99    34.4596     297,731      43.4834     375,697
Charles W. Nocella       4,140        3.62         27.00       08/09/99    34.4596     142,663      43.4834     180,021
All Optionees          114,257      100.00         27.4777     08/09/99    35.0693   4,006,913      44.2531   5,056,226
_____________
(1)  All of the above options were granted pursuant to the terms of the
     Company's 1986 Incentive Stock Option Plan as approved by the shareholders of the Company in 1986 and in effect as of the date of the grant.
     One-fourth of the shares purchasable under each option normally becomes exercisable beginning in the second, third, fourth and fifth years after the date of the grant.  However, under the terms of the agreements described under "Certain Agreements" below, then outstanding options would be accelerated upon the occurrence of a change in control.  Options once exercisable generally remain exercisable until the expiration of the fifth year after the date of grant.  In the event of the optionee's death or retirement, the right to exercise the option will exist for a period of one year following the date of such event for the full amount of shares remaining unexercised.  The optionee's right to exercise an option immediately terminates in the event the optionee's employment terminates for any reason other than death or retirement.  The per share exercise price at which the options were granted was 100% of the fair market value of the Company's Common Stock on the date the options were granted, except that in the case of options granted to Mr. Knabusch, such price was 110%
     of fair market value on the grant date.

(2) The 5% and 10% rates of appreciation are required to be disclosed by the Securities and Exchange Commission ("SEC") and are not intended to forecast possible future actual appreciation, if any, in the Company's stock prices. It is important to note that options have potential value for the named executive only if the Company's stock price advances beyond the exercise price shown in the table during the effective five-year option period.


     The following table provides information as to stock options exercised by each of the named executive officers in fiscal year 1995 and the value of the remaining options held by each such executive officer at the Company's year-end, April 29, 1995:


                                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                                       AND FISCAL YEAR-END OPTION VALUES
                                                                                           Value of Unexercised
                                                       Number of Unexercised               In-The-Money Options
                                                     Options at Fiscal Year-End           At Fiscal Year-End (2)
                                                   ----------------------------     ----------------------------
                          Shares
                         Acquired     Value
                       On Exercise   Realized      Exercisable   Unexercisable      Exercisable   Unexercisable
       Name                 #          $(1)             #              #                 $              $
- -------------------    -----------   -------       -----------   -------------      -----------   -------------
Charles T. Knabusch         -0-         -0-           70,832       58,410              468,636        83,030
Edwin J. Shoemaker          -0-         -0-            -0-          -0-                  -0-           -0-
Frederick H. Jackson      8,925      103,219          12,350       22,165               69,128        35,087
Patrick H. Norton         8,925      103,219          12,350       22,165               69,128        35,087
Charles W. Nocella        2,350       31,431           3,650       10,815               13,125        18,200
- --------------
(1)  Based on the closing market price of the Company's Common Stock on the date of exercise, minus the exercise price.  An individual, upon exercise of an option, does not receive cash equal to the amount contained in the
     Value Realized column of this table.  No cash is realized until the shares received upon exercise of an option are sold.

(2)  Based on the closing market price of the Company's Common Stock at fiscal
     1995 year end ($27.00), minus the exercise price.

                   LONG-TERM INCENTIVE COMPENSATION UNDER THE
             LA-Z-BOY CHAIR COMPANY 1993 PERFORMANCE-BASED STOCK PLAN

     At the 1993 Annual Meeting, shareholders approved a long-term incentive compensation plan designated as the La-Z-Boy Chair Company 1993 Performance-Based Stock Plan (the "Performance Plan"). The purpose of the Performance Plan is to provide the Company and its subsidiaries with an additional means to (a) attract and retain competent new personnel and other key employees, (b) insure retention of the services of existing executive personnel and key employees, and (c) provide incentive to all such personnel to devote their utmost effort and skills to the long-term advancement and betterment of the Company and its shareholders. The Performance Plan seeks to accomplish that purpose through the grant to selected employees of contingent awards ("Target Awards") the potential pay-outs on which ("Performance Awards") are linked to achievement by the end of a cycle of three Company fiscal years (a "Performance Cycle") of Company performance goals specified toward the beginning of the Performance Cycle, and by structuring all Performance Awards which may be earned as options to purchase or outright grants of Company Common Stock. For each recipient of a Target Award for a given Performance Cycle, his maximum Performance Award potential, which is awarded after the end of the cycle if all of performance goals are achieved, is a grant of shares equal to twice the base number of shares established by the Compensation Committee with respect to that Target Award; the minimum potential Performance Award, for achievement of only one performance goal during the cycle, is a 30-day option to purchase the base number of shares at 50% of their fair market value at date of grant of the Target Award.

     For Target Awards granted by the Compensation Committee with respect to the Performance Cycle that ended at the close of 1995 (which were reported in the Company's 1993 proxy material), the Compensation Committee established four uniform financial goals, each relating to the operating performance of the Company and its consolidated subsidiaries for that cycle: (1) sales growth at a rate greater than that of the residential furniture industry, (2) an increase in earnings before income tax equal to or greater than sales growth,
(3) operating profit margin growth at a rate equal to or greater than sales growth, and (4) return on total capital at a specified rate, and the Committee subsequently elected to follow the same practice for its grants of Target Awards for the cycle ending in 1997 (all of which occurred during fiscal 1994 and accordingly were reported in last year's proxy material). Since the Committee already had granted Target Awards for the cycle ending in 1997, no Target Award grants were made during fiscal 1995.

                               CERTAIN AGREEMENTS

     The Company recognizes that establishing and maintaining a strong management team are essential to protecting and enhancing the interests of the Company and its shareholders. In order to assure management stability and the continuity of key management personnel, the Company has entered into change in control agreements with certain key employees including, among others, all current executive officers. The employees eligible for change in control agreements are those selected by the Compensation Committee. These agreements, which were unanimously approved by the Board of Directors, provide that if any of such persons is terminated, other than for cause, disability, death or retirement, within three years after a change in control of the Company, that person shall be entitled to receive a lump sum severance payment equal to three times the sum of (i) his annualized salary and (ii) an amount equal to the average bonus paid to the employee in the previous three years, as well as certain other payments and benefits, including continuation of employee welfare benefit payments, and reimbursement of certain legal fees and expenses incurred by such employee in connection with enforcing such agreement following a change in control. In consideration of the foregoing, each of such persons agrees to remain in the employ of the Company during the pendency of any proposal for a change in control of the Company. The agreements expire December 31, 1995 and are automatically renewed for additional one-year periods unless either party gives 90 days' notice that it does not wish to extend the agreement. In the event of a change in control, the agreements are automatically extended for 36 months.

     All of these agreements originally were entered into prior to 1993, but it is possible none of them would be eligible for "grandfathering" for purposes of $1,000,000 compensation deductibility limit imposed August 1993 by enactment of $162(m) of the Internal Revenue Code (further discussed under "Report of the Compensation Committee on Executive Compensation"), due to the renewal feature of the agreements. Therefore, if a payment obligation under an agreement is triggered by termination after a change in control, it also is possible that a substantial portion of the amount payable will not be deductible by the Company.

                              PERFORMANCE COMPARISON

     The following graph provides an indicator of the return for the Company's last five fiscal years that would have been realized (assuming reinvestment of dividends) by an investor who invested $100 on April 27, 1990 in each of (i) the New York Stock Exchange Index, (ii) a Peer Group of publicly traded furniture industry companies, and (iii) the Company's Common Stock.

                                La-Z-Boy Chair Company
                      Comparison of Total Return to Shareholders
                         April 27, 1990 through April 28, 1995

                          1990     1991     1992     1993     1994     1995
                         ------   ------   ------   ------   ------   ------
LA-Z-BOY CHAIR COMPANY   100.00   111.98   127.02   155.25   189.50   156.32
PEER GROUP INDEX         100.00    99.92   128.34   152.85   153.87   139.16
NYSE MARKET INDEX        100.00   117.11   131.94   146.09   156.69   175.37

Peer Group Index

     The Peer Group consists of seven public companies operating primarily in the residential segment of the furniture industry and two other larger public companies which operate in that business segment as well as in other business segments. The returns of each company have been weighted according to their respective stock market capitalization for purposes of arriving at a peer group average: RESIDENTIAL - Bassett Furniture, Bush Industries, DMI Furniture, Flexsteel Industries, LADD Furniture, Pulaski Furniture, and Rowe Furniture; OTHERS - MASCO Corporation and Leggett & Platt.

          REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

     The compensation of the Chief Executive Officer and other four highest paid executive officers, as well as the corporation's other senior executives at La-Z-Boy and all subsidiaries, is determined by the Compensation Committee of the Board of Directors. The Committee is a standing committee of the Board of Directors which is comprised entirely of non-employee directors. The Committee has access to an independent compensation consultant to enable it to carry out its responsibilities. The Compensation Committee met four times in fiscal 1995. No member of the Committee is eligible to participate in any of the employee compensation plans or programs it administers. The Committee presents the following report on compensation for the Company's executive officers for fiscal 1995. Actual awards for fiscal year 1995 for the named executives are shown in the Summary Compensation Table preceding this report.

Compensation Philosophy
- -----------------------
     The Company's executive compensation programs are premised on the belief that the interests of executives should be closely aligned with those of the Company's stockholders. Based on this philosophy, the Committee believes that a substantial portion of the aggregate potential compensation of executive officers should be directly and materially linked to the Company's operating performance. Consequently, a significant portion of each executive's total compensation is placed at risk and linked to the accomplishment of specific results which will benefit the Company's stockholders in both the short and long-term. Since the achievement of performance objectives over time is a primary determinant of share price, executive compensation is weighted heavily on the basis of performance and achievement of these goals. Under this performance orientation:

     * Executives are motivated to improve the overall performance and profitability of the Company by rewarding them when specific, measurable results have been achieved.

     * Accountability is further encouraged by incentive awards on the basis of executives' performance and contribution against defined short and long term goals.

     * In years when corporate performance has been superior, executives will be well compensated, which will permit the Company to attract and retain the talent needed to lead and grow its business; conversely, in years of below average performance, compensation declines below competitive benchmarks.

     * The compensation strategy will support business goals and direction and specifically link executive and shareholder interests through equity-based plans linked to the Company's common stock.

     * The Company's compensation policy will maximize growth-driven financial performance, balancing appropriately the short and long term goals of the Company.

Compensation Plan Generally
- ----------------------------
     In carrying out its duties, the Committee regularly reviews the executive compensation programs of the Peer Group identified under "Performance Comparison" and of various manufacturing companies of similar size whose executives have similar responsibilities and operations. In fiscal 1995, this review included an analysis by an independent compensation consultant retained by the Company to permit the Committee to assure itself that the Company's total compensation program is properly integrated with both the Company's annual and longer term objectives and is competitive with compensation programs of other companies with which the Company must directly compete for executive talent.

     The chief components of the Company's executive compensation program are salary, annual cash incentive bonuses, and long-term incentives utilizing stock-based awards. As it has done in prior years, in making its compensation decisions for 1995, the Compensation Committee considered these components as a whole and sought to balance the total compensation package between the more stable salary portion and the "at risk" incentive portions so that a substantial percentage of the total potential compensation of each executive, and particularly that of the CEO, would be dependent on the achievement of Company long and short-term strategic goals and increases in value of the Common Stock. Information concerning other factors bearing on the Committee's 1995 executive compensation decisions relating to particular components is provided below. Except as otherwise indicated in this report, the 1995 salary, short-term incentive bonus, and long-term incentive awards to Mr. Knabusch were determined by the Committee based on the same policies and after consideration of the same factors as were applied by the Committee with respect to the other executive officers of the Company.

Salary
- ------
     Consistent with past practice, in considering adjustments to the salaries of executive officers for 1995, the Committee reviewed with the independent compensation consultant retained to advise it the results of various surveys of salaries being paid to executives at other companies (including, where available, Peer Group companies and other companies considered potential competitors for the services of Company executives) and a report prepared by the consultant assigning a range of salaries for each executive, based on the survey data and his position with the Company. The Committee then considered whether the performance of each executive considered in the context of Company financial results, any changes in the scope of any executive's responsibilities, or any other special factors concerning any executive were such as might call for a departure from the Committee's general practice in recent years, which has been to establish executive salaries at approximately 90% of the midpoint of the salary range for their respective positions as reported for the year by the compensation consultant.

     Based on the foregoing considerations, the Compensation Committee determined uniformly to follow its prior practice for 1995 and, accordingly, adjusted the salary of each executive, including Mr. Knabusch, to approximately 90% of the midpoint for his position as reflected in the compensation consultant's 1995 report to the Committee. The salary amounts so established for Mr. Knabusch and the other executives named in the Summary Compensation Table preceding this report are provided in that table.

Short-Term Incentive Awards
- ---------------------------
     Annually, the Compensation Committee establishes short-term performance criteria for the management incentive plan. Performance criteria include such areas as growth in revenue and improved earnings. The specific focus and weighing of the criteria is based on the Committee's assessment of the key short-term priorities of the corporation. The performance criteria are established at the start of the fiscal year or as shortly thereafter as possible. The target and maximum award opportunity for each executive is based on competitive data provided by the independent compensation consultant. The award paid is based on actual results compared to the established performance targets. For Fiscal 1995, the maximum award opportunity available for each executive named in the Summary Compensation Table was 77% of his salary for the CEO and 63% of his salary for each of the other named executives. The performance criteria for fiscal 1995 were improvement in sales revenue and net earnings. One-third of the award was based on sales revenue and two-thirds was based on earnings. This weighing is the result of the Board's continuing emphasis on improving earnings. For fiscal 1995, the Company's consolidated sales revenue increased 6% over fiscal 1994, and the Company's net earnings for fiscal 1995 increased 5% over fiscal 1994. Based on the sliding scale of performance goals established prior to the start of the fiscal year, the Company's financial performance resulted in the bonus payments as set forth in the Summary Compensation Table. The annual incentive awards paid to the CEO and the other executives named in the table were based exclusively on the overall corporate performance using the system described above.

Long-Term Incentives
- --------------------
     The Company and the Compensation Committee have long recognized the importance of linking executive compensation and value created for shareholders. Consequently, stock-based awards are an important component of executive compensation and one which particularly links executive compensation to the maximization of shareholder values. For fiscal 1995, stock-based awards were potentially available to executive officers and other management personnel under the Performance Plan approved by the shareholders in 1993, as well as under the Company's previously established and approved employee stock option and restricted stock plans. However, consistent with a policy previously adopted by the Committee after the Performance Plan was approved, the Compensation Committee determined not to make any 1995 grants of restricted stock to any executive officers or other employees eligible to receive Target Awards under that plan.

     When considering the grant of 1995 incentive stock options to executive officers, the Compensation Committee primarily was concerned with achieving an appropriate balance between such stock-based awards, and the salary and short-term incentive compensation components of executive compensation under consideration for the year. Toward that end, the Committee relied heavily on survey data and the advice of the independent compensation consultant concern-ing the practices in this area followed by other companies (including
Peer Group companies and other potential competitors for executives) and the consultant's recommendations for achieving comparable allocation results, which were based on that data and the consultant's analyses and estimates of the present and potential future value of the Company's stock-based awards. The Committee also considered the compensation opportunity that had been afforded executives near the end of the prior fiscal year through the grant of Target Awards under the Performance Plan for the Performance Cycle ending in 1997 and the availability of the Performance Plan for subsequent grants of Target Awards to executives. Based on the factors described above, the Committee determined to grant options on 20,232 shares to the CEO at an exercise price equal to 110% of market value at date of grant and options at a market value exercise price to certain other named executives, all as more fully described in the option grant table preceding this report.

     The Performance Awards under the Performance Plan reported as 1995 long-term incentive plan payouts in the Summary Compensation Table were awarded to the named executives after the close of fiscal 1995 for the three-year Performance Cycle then ended (the "1995 cycle"). As discussed above under "Long-Term Incentive Compensation under the La-Z-Boy Chair Company 1993 Stock-Based Performance Plan," the Compensation Committee previously had established four uniform performance goals for each of the Target Awards relating to that cycle, and all four of those goals were achieved. Accordingly, pursuant to the terms of the Performance Plan, each recipient of a Target Award for that cycle received from the Compensation Committee a grant of shares of Common Stock equal to twice the base number of shares reflected in his Target Award for the cycle. The numbers of shares so granted to executives named in the Summary Compensation Table were as follows: Mr. Knabusch, 13,400 shares; Mr. Jackson, 5,800 shares; Mr. Norton, 5,800 shares; Mr. Nocella, 2,800 shares.

Limits on Compensation Deduction under Sec-162(m)
- -------------------------------------------------
     In August 1993, the Internal Revenue Code was amended to add a new Sec-162
(m), which, in general, limits the deductibility of certain compensation in excess of $1,000,000 per year paid on or after January 1, 1994 by a publicly-held corporation to individuals named in the corporation's Summary Compensation Table for the year. Proposed regulations concerning Sec-162 (m) were issued by the Internal Revenue Service in December 1993 and revised proposed regulations were issued last December.

     Some types of compensation are excluded from the million-dollar deduction limit imposed by 162(m), including certain compensation payable under "grandfathered" agreements entered into before the section was enacted and certain "performance-based" compensation. Compensation associated with stock options or their exercise can qualify for a performance-based exclusion, as can compensation awarded on the basis of objective performance criteria, provided certain requirements are satisfied.

     While there necessarily is some uncertainty in this area in the absence of final regulations, the Committee believes that Sec-162(m) does not adversely affect deduction by the Company of any fiscal 1995 compensation and does not expect the section to adversely affect deduction of compensation for the current year. The Committee also believes that the deductibility of any compensation that might arise in connection with exercises of currently outstanding employee stock options will not be adversely affected by Sec-162(m), and it expects in due course to take or propose such additional actions as may be necessary or appropriate to preserve such deductibility with respect to options granted in the future.

     However, as noted under "Certain Agreements," compensation payable in the future under the change of control agreements there discussed may not be fully deductible under Sec-162(m). In addition, despite the use of objective performance criteria under the Performance Plan, it is possible that some of the compensation associated with Performance Awards earned in the future with respect to Target Awards previously or hereafter granted may prove to be non-deductible.

     The availability of tax deductions is taken into account by the Committee as it reviews existing compensation programs and considers whether changes should be implemented or new programs developed. However, as in other areas affecting the Company, there can be situations in which, due to other factors, the interests of shareholders are best served by a compensation practice or arrangement which may not be fully deductible. Consequently, while the Committee has considered and expects to continue to consider the impact of Sec-162(m) in the course of its deliberations, the section's deduction limits are unlikely always to determine the outcome of those deliberations.
Rather, the Committee's decisions and recommendations will continue to be made with the goal of maximizing the creation of long-term shareholder value within the framework of the general compensation philosophy described above.

                                                    The Compensation Committee

                                                      John F. Weaver, Chairman
                                                      David K. Hehl
                                                      Rocque E. Lipford
                                                      Warren W. Gruber

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The above named non-employee directors constitute the Compensation Committee of the Company's Board of Directors and served in that capacity for the entire 1995 fiscal year. No other persons served on the Compensation Committee during that fiscal year.

     John F. Weaver is an Executive Vice President of Monroe Bank & Trust. Charles T. Knabusch, Chairman of the Board, President and CEO of the Company is a member of the Board of Directors of Monroe Bank & Trust and serves as a member of the Personnel Committee of the Bank.

     The law firm of Miller, Canfield, Paddock and Stone, P.L.C., of which Rocque E. Lipford is a principal, provides legal services to the Company and has done so for the past 15 years.

                     RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS

     The Board of Directors, at the recommendation of its Audit Committee, has reappointed the firm of Price Waterhouse LLP as its independent accountants. Price Waterhouse has served as independent accountants for the Company continuously since 1968. It is expected that a representative of Price Waterhouse will be present at the annual shareholders' meeting with the opportunity to make a statement if he or she desires and to answer appropriate questions which may be raised by shareholders at the meeting.

                              SHAREHOLDER PROPOSALS

     Shareholders who intend to present a proposal at the annual meeting to be held in 1996 must furnish such information to the Company by March 2, 1996 for the proposal to be included in the Company's proxy statement for that meeting. The Company may omit a proposal and any statement in support thereof from its proxy statement and form of proxy in accordance with rules issued by the Securities and Exchange Commission.

                                  OTHER MATTERS

     The Management is not aware of any other matters which may come before the meeting. However, if any other matters properly come before the meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxy in accordance with their judgment on such matters.

     The total expense of sending out notices, proxies and the proxy statement will be paid by the Company. This expense is limited to the cost of preparing and mailing this proxy statement and accompanying documents.

     Please execute and return the accompanying proxy, so that your shares may be voted at the meeting.

                                          BY ORDER OF THE BOARD OF DIRECTORS


                                          Gene M. Hardy, Secretary
Monroe, Michigan
June 30, 1995

     A copy of the Company's Annual Report to the Securities and Exchange Commission (Form 10-K) may be obtained by writing the Secretary's office.

                           LA-Z-BOY CHAIR COMPANY                       PROXY

     The undersigned hereby appoints C.T. Knabusch, and E.J. Shoemaker, and both of them Proxies with power of substitution to attend the Annual Meeting of Shareholders of La-Z-Boy Chair Company to be held at the La-Z-Boy Chair Company Auditorium, 1314 North Telegraph Road, Monroe, Michigan, July 31, 1995 at 11:00 o'clock A.M., Eastern Daylight Time and any adjournment thereof, and thereat to vote all shares now or hereafter standing in the name of the undersigned.

                      (Continued TO BE SIGNED on other side)


[X] Please mark your
    votes as in this
    example.


                                    WITHHOLD Authority
                                     to vote for all
                 FOR all nominees    nominees listed
                 listed to right        to right        Nominees:
1.  Election of        [ ]                [ ]                Edwin J. Shoemaker
    Directors                                                Eugene M. Hardy
                                                             David K. Hehl
                                                             Rocque E. Lipford

(INSTRUCTIONS: To withhold authority to vote for any individual nominees, write that nominee's name on the line below.)

- ----------------------------------------------

2. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

This proxy, when properly executed, will be voted in the manner directed by the undersigned stockholder. If no direction is made, this proxy will be voted for all director nominees listed.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

Please mark, sign, date, and return the proxy card using the enclosed envelope.

SIGNATURE__________________________________________DATE_______________________
         Signature should agree with name(s) on stock certificate(s).

SIGNATURE__________________________________________DATE_______________________
         Signature should agree with name(s) on stock certificate(s).

NOTE: When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.